UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

QTS REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Earnings Call Remarks

On April 25, 2018, QTS Realty Trust, Inc. (the “Company”) conducted its first quarter earnings call.  The following remarks were given by Chad L. Williams, the Company’s chairman and chief executive officer:

Before moving on, I would like to briefly address our upcoming Annual meeting on May 3rd.  We have been speaking, and will continue to reach out, directly to many of QTS’ shareholders to discuss our strategic growth plan and execution.  We appreciate and value the input and feedback that we have received.  I would like to call your attention to a presentation that we have posted on our website and filed with the SEC that provides additional detail and support regarding certain misrepresentations about QTS.  Our Board comprises experienced and engaged individuals who are all committed to enhancing shareholder value and who are actively overseeing the execution of our strategic initiatives.  We are confident that QTS has the right team and strategic plan in place to continue the Company’s track record of profitable growth and value creation.

Information Regarding Voting

In connection with the Company’s annual meeting of stockholders to be held the Company’s corporate headquarters located at 12851 Foster Street, Overland Park, Kansas 66213, on Thursday, May 3, 2018, at 8:00 a.m. Central Time, MacKenzie Partners, Inc. will assist the Company with the solicitation of proxies and will provide informational support and analysis for a fee not to exceed $125,000 and reimbursement of its reasonable expenses in connection with the solicitation of proxies.

The Company’s board of directors continues to recommend that stockholders vote:

•                      “FOR” ALL of the Company’s experienced and highly qualified directors: Chad L. Williams, John W. Barter, William O. Grabe, Catherine R. Kinney, Peter A. Marino, Scott D. Miller, Philip P. Trahanas and Stephen E. Westhead.;

•                       “FOR” approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement; and

•                       “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Your vote is important.  The Company appreciates your support.

If you have any questions about how to vote your shares or need additional assistance, please contact, MacKenzie Partners, Inc., the Compay’s proxy solicitor, as follows:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Toll-free at (800) 322-2885

E-mail at proxy@mackenziepartners.com

Important Additional Information And Where To Find It

In connection with the 2018 Annual Meeting of Stockholders of the Company (the “2018 Annual Meeting”), the Company filed with the SEC on March 19, 2018, and mailed or otherwise disseminated to the Company’s stockholders, the Definitive Proxy Statement. The Company may file other relevant documents with the SEC regarding the 2018 Annual Meeting. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Definitive Proxy Statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.qts datacenters.com, or by directing a written request to QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, Kansas 66213, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposals to be voted on at the 2018 Annual Meeting. You can find information about the Company’s directors and executive officers, and their interests in the proposals to be voted in, in the Company’s Definitive Proxy Statement. You may obtain free copies of these documents from the Company using the sources indicated above.